Exhibit 99.1
NII Holdings Announces Corporate Governance Changes

Chairman and CEO Roles Separated; Kevin Beebe Appointed as Chairman

Ricardo Knoepfelmacher Appointed as New Board Member

Board Declassified and Transitioning to Annual Elections

RESTON, Va. - May 24, 2013 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communications services operating under the Nextel brand in Latin America, announced today that its Board of Directors has approved changes pertaining to its corporate governance at meetings held in conjunction with its annual meeting of stockholders in Mexico City on May 22, 2013.

After careful consideration, the Board determined that it was in the best interests of the Company to separate the positions of chairman of the Board and chief executive officer and has elected director Kevin Beebe to serve as its independent, non-executive chairman effective May 22, 2013. Mr. Beebe has been a member of the Board since 2010 and president and chief executive officer of 2BPartners LLC, a strategic and financial advisory firm, since 2007. He has extensive telecommunications experience, serving as group president of operations at ALLTEL Corporation from 1998 to 2007 and as executive vice president of operations for 360° Communications Co. from 1996 to 1998. With the election of Mr. Beebe as the independent, non-executive chairman, Carolyn Katz will no longer serve as lead independent director. She will continue as a director and chair of the audit committee. Mr. Shindler will also continue to serve as a member of the Board.

In addition, Ricardo Knoepfelmacher has been elected to NII's Board of Directors. Mr. Knoepfelmacher co-founded Angra Partners, a financial advisory and private equity firm, in 2003.  Prior to his service as managing partner at Angra Partners, Mr. Knoepfelmacher served as chief executive officer of Brasil Telecom from 2005 to 2009 and chief executive officer of Pegasus Telecom from 2000 to 2002. He also worked for Citibank and McKinsey & Company before starting his first company, MGDK & Associados, a restructuring and consulting firm later sold to Monitor Group. His background in telecom and in working with companies to maximize their growth potential will be an important asset for the Board of NII.

At the annual meeting, the company's stockholders also approved management's proposed amendments to NII's governing documents that provide for a transition from its current classified Board structure to one providing for the annual election of its directors.

“With these latest actions, we continue to improve upon our corporate governance structure, ensuring that our Board of Directors provides strategic oversight for management and represents the interests of our stockholders,” said Mr. Shindler. “I am thrilled to partner with Kevin in his new role as Chairman. Kevin has a long history of leadership in the wireless industry and has provided valuable leadership and strategic insight as a member of our Board. He will be an outstanding Chairman, and I look forward to our collaboration as we make our transition to 3G and pursue all the opportunities that result from the transition.”

Kevin Beebe said, “I am glad to take on this new role and continue to work closely with Steve. He has a vision for where he wants to take the company and will help it reach its fullest potential. I also look forward to working with Ricardo, our first Board member who is currently living and working in Brazil. Ricardo joins the Board at an ideal time when his insights and experience will help NII as we complete our 3G networks and move toward our goal of delivering sustained profitable growth. His experience will be a great compliment to our current team. Together, we will continue to focus our company on delivering greater value for employees, customers and shareholders.”
Following the election of directors at the annual meeting and the election of Mr. Knoepfelmacher, NII's Board consists of nine directors, eight of whom are independent. Members of the NII Board have a diverse background, including experience as financial and operating executives of wireless companies, experience in operating companies that serve retail and other customers in Latin America and extensive capital markets experience.

“As CEO, I am fortunate to have such an experienced, engaged and supportive Board to work with as we position the company for success,” Shindler continued. “Since returning as chief executive I have taken advantage of that experience by engaging the Board on a weekly basis regarding the company's progress. They have provided valuable insights and direction to our leadership on the key issues we face as a company as we work together to improve our performance and efficiency. I plan to continue that process throughout the year as we transition to 3G, relying heavily on our Board members for that input, and I appreciate the additional time and engagement that they have devoted to making our company a success.”

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America.

Visit NII Holding's news room for news and to access our markets' news centers: www.nii.com/newsroom.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com